Progress Energy Announces Third Quarter Results

Highlights:

     - Reports quarterly ongoing earnings of $1.28 per share, GAAP earnings of $1.34 per share
     - Reports year-to-date ongoing earnings of $2.74 per share, GAAP earnings of $2.88 per share
     -    Reduces leverage to 59.0 percent at September 30, 2003
     -    Announces sale of western Colorado gas reserves
     - Lowers 2003 ongoing earnings guidance to $3.50 to $3.60 per share due to weather and slow economic recovery
     -    Announces development in IRS audit of Colona synthetic fuels facility

RALEIGH, N.C. (October 22, 2003) - Progress Energy [NYSE: PGN] today reported ongoing earnings of $306.2 million, or $1.28 per share, for the third quarter of 2003 compared with ongoing earnings of $333.5 million, or $1.54 per share, for the third quarter of 2002. The primary negative earnings drivers for the quarter were unfavorable weather, storm costs related to Hurricane Isabel, increased pension and benefit costs, share dilution, and lower industrial segment sales. The primary positive earnings drivers for the quarter were customer growth and usage and increased sales of natural gas. Reported consolidated net income under generally accepted accounting principles (GAAP) was $319.0 million, or $1.34 per share, for the quarter compared with consolidated net income of $151.9 million, or $0.71 per share, for the third quarter of 2002. See the table on the following page for a reconciliation of ongoing earnings per share to GAAP earnings per share.

Ongoing earnings for the nine months ended September 30, 2003 were $648.0 million, or $2.74 per share, compared with ongoing earnings of $667.2 million, or $3.11 per share, for the same period in 2002. Reported GAAP consolidated net income for the nine months ended September 30, 2003 was $679.9 million, or $2.88 per share, compared with consolidated net income of $405.1 million, or $1.89 per share, for the same period in 2002.

"In spite of weather and the slow economy, Progress Energy has had a good 2003 on so many fronts thus far," said William Cavanaugh, chairman and CEO, Progress Energy. "Our balance sheet has strengthened, customer satisfaction shows continued improvement, operational metrics are strong and sales are growing in both retail and wholesale markets. Our employees have done a superb job of focusing on controllable expenses - capital as well as O&M. However, due to the mild weather and slower-than-expected economic recovery, we are lowering our 2003 target earnings range to $3.50 to $3.60 per share."

In an important synthetic fuels development, Progress Energy learned late Tuesday afternoon that the IRS's National Office will not take any adverse action regarding the Private Letter Ruling for the company's Colona facility. "We believe this determination is a significant step in the favorable and prompt resolution of the tax audit of our synthetic fuels business," said Cavanaugh.

The following table provides a reconciliation of ongoing earnings to reported GAAP earnings. A detailed discussion is provided on page 8 under the caption "Ongoing Earnings Adjustments."

-----------------------------------------------------------------------------------------
                                 Progress Energy, Inc.
             Reconciliation of Ongoing Earnings to Reported GAAP Earnings
                                  September 30, 2003
-----------------------------------------------------------------------------------------
                                          Q3 2003     Q3 2002    YTD 2003     YTD 2002
-----------------------------------------------------------------------------------------
Ongoing earnings                           $ 1.28     $ 1.54       $ 2.74      $ 3.11
Intraperiod tax allocation                   0.16       0.18         0.18       (0.19)
CVO mark-to-market                          (0.02)      0.04        (0.02)       0.10
NCNG discontinued operations                (0.08)     (0.01)       (0.02)       0.01
Impairments and one-time charges                -      (1.04)           -       (1.04)
Florida retroactive revenue refund              -          -            -       (0.10)
                                         ------------------------------------------------
Reported GAAP earnings                     $ 1.34     $ 0.71       $ 2.88      $ 1.89
                                          =========   ======       ======      ======

Average shares outstanding (000s)         239,025     216,079     236,183     214,700
-----------------------------------------------------------------------------------------

The revised 2003 earnings guidance of $3.50 to $3.60 per share excludes any impacts from the CVO mark-to-market adjustment and discontinued operations of NCNG. The sale of NCNG was finalized on September 30, 2003, and there will not be any future discontinued earnings for NCNG after this date. The CVO mark-to-market adjustment is based on the market value of the CVOs that management does not control and cannot predict. Therefore, Progress Energy is not able to provide a corresponding GAAP equivalent for 2003 earnings guidance figures.

SIGNIFICANT DEVELOPMENTS

IRS Audit of Colona Facility

     The company has been informed that the National Office of the Internal Revenue Service has rejected challenges regarding whether the synthetic fuel produced at the company's Colona facility was the result of a significant chemical change. Accordingly, the National Office will not take any adverse action on the Private Letter Ruling that has been issued for the Colona facility.

     After an extensive review of the processes and analyses involved, the National Office concluded that the company's experts, who test the synthetic fuel for chemical change, use reasonable scientific methods to reach their conclusions. Although this ruling applies only to the Colona facility, the company believes that the National Office's reasoning would be equally applicable to the other Progress Energy facilities.

     A written decision memorializing the National Office's conclusions should be available within the next two months. At that time, the Field Audit Staff has the right to ask for reconsideration of the National Office's decision.

     Although this is a significant event, the audits of the Colona facility and the company's other facilities are not yet completed. Progress Energy continues to believe that it operates its facilities in conformity with its PLRs and
Section 29 of the tax code.

Storm Cost Filing

     On October 16, 2003, Progress Energy Carolinas made a filing with the North Carolina Utilities Commission (NCUC) to seek permission to defer the expenses incurred from Hurricane Isabel and the February 2003 winter storms. As a result of rising storm costs and the frequency of major storm damage (more than $300 million since 1996), Progress Energy has asked the NCUC to allow the company to create a deferred account in which the company would place expenses incurred as a result of named tropical storms, hurricanes and significant winter storms. A deferred account would give the company the option of seeking commission approval to include the costs from major storms in customer rates after the Clean Smokestacks rate freeze ends in 2007. The company estimates that it would charge $23.5 million in 2003 from Hurricane Isabel and from February 2003 ice storms to the deferred account, if approved.

Sale of Western Colorado Gas Reserves

     On October 1, 2003, Progress Energy finalized the sale of its western Colorado natural gas reserves. These reserves, held by Mesa Hydrocarbons, LLC, have been sold to an undisclosed third party. Net proceeds of approximately $97 million will be used to reduce debt.

Sale of NCNG Finalized

     On September 30, 2003, Progress Energy announced that it had completed the sale of NCNG to Piedmont Natural Gas Co. of Charlotte, N.C. Net proceeds from the $425 million sale have been used to reduce debt. The complete press release regarding this announcement is available on the company's Web site at: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PGN&script=410&layout=
0&item_id=453969.

Quarterly Dividend Declared

     On September 14, 2003, Progress Energy's board of directors declared a dividend on the Progress Energy common stock. The quarterly dividend was declared at $0.56 per share, payable on November 1, 2003, to shareholders of record as of October 10, 2003. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=7342.

Progress Energy Florida Annual Fuel Filing

     On September 12, 2003, Progress Energy Florida asked the Florida Public Service Commission (FPSC) to approve a cost adjustment in its annual fuel filing that will increase retail customer bills beginning January 1, 2004. The total amount of the fuel adjustment requested was approximately $322 million. A decision from the FPSC is expected on November 12, 2003. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp?id=7162.

Wholesale Energy Agreement with Morgan Stanley Capital Group Inc. Announced

     On September 11, 2003, Progress Ventures announced that it had entered into a definitive agreement with Morgan Stanley Capital Group Inc., a direct, wholly owned subsidiary of Morgan Stanley, to provide and schedule energy needed to fulfill Morgan Stanley Capital's obligations to supply energy to Oglethorpe Power Corporation through March 2005. This agreement increases the percentage of Progress Ventures' generation portfolio under contract to approximately 85 percent in 2004. The complete press release regarding this announcement is available on the company's Web site at: http://www.corporate-ir.net/ireye/ir_ site.zhtml?ticker=PGN&script=410&layout=0&item_id=447756.

Winter Park Bond Referendum Approved

     On September 9, 2003, voters in Winter Park, Fla. approved a $50 million bond referendum that will allow the city to purchase Progress Energy Florida's electric system in the town of Winter Park. The bond referendum resulted from the franchise dispute between Winter Park and Progress Energy Florida. The Winter Park franchise includes approximately 13,000 customers of Progress Energy Florida. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article. asp?id=7082.

Power Plant in Georgia Completed

     On August 27, 2003, Progress Ventures placed the 480-megawatt Effingham plant into service. The new combined-cycle unit, fueled by natural gas, is located near Rincon, Ga. With the start-up of the Effingham plant, Progress Ventures has completed its nonregulated generation build-out at 3,100 megawatts. The complete press release regarding this announcement is available on the company's Web site at: http://www.progress-energy.com/aboutus/news/article.asp ?id=6902.

Standard & Poor's (S&P) Ratings Action

     On August 27, 2003, S&P credit rating agency announced that it had lowered its corporate credit rating on Progress Energy Inc. and its various utility operating subsidiaries to `BBB' from `BBB+.' The outlook of the ratings was changed from negative to stable. The company does not expect these changes to have a material impact on its access to capital or its financial results. The complete press release regarding this announcement is available on the company's Web site at: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=PGN&script= 410&layout=0&item_id=444357.

LINE OF BUSINESS FINANCIAL INFORMATION

Progress Energy Carolinas

     Progress Energy Carolinas electric energy operations contributed net income of $160.0 million for the quarter compared with $179.3 million for the same period last year. Factors contributing to the quarter's decrease were unfavorable weather and increased O&M expense primarily from storm costs incurred for restoration efforts following Hurricane Isabel and increased benefits expense. Increased revenues from customer growth and usage and an increase in the tax benefit reallocation over the prior year favorably impacted the quarter results.

     On September 18, 2003, Hurricane Isabel made landfall in North Carolina, damaging the Progress Energy Carolinas system. The company incurred a total of $15.0 million in capital and O&M costs as part of the restoration effort. Approximately $13.5 million of these costs were O&M.

     For the nine months ended September 30, 2003, Progress Energy Carolinas electric energy operations contributed net income of $383.3 million compared with $396.5 million for the same period last year.

     See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas electric revenues, energy sales, energy supply and weather impacts.

Progress Energy Florida

     Progress Energy Florida electric energy operations contributed net income of $114.3 million for the quarter compared with $123.8 million for the same period last year. Factors contributing to the quarter's decrease were increases in O&M expense primarily from an increase in pension expense and a decrease in the tax benefit reallocation over the prior year. These factors were partially offset by a decrease in interest expense over the prior year and increased revenues from customer growth. Interest expense for the quarter was favorably impacted by a reversal of interest expense accrued for resolved tax matters.

     Progress Energy Florida recorded a $9.5 million accrual in the second quarter for estimated revenue sharing for the first half of 2003. During the third quarter, this accrual was decreased by $4.1 million primarily due to unfavorable weather, for a net accrual for revenue sharing at September 30, 2003, of $5.4 million.

     For the nine months ended September 30, 2003, Progress Energy Florida electric energy operations contributed net income of $246.5 million compared with $258.3 million for the same period last year.

     See the attached Supplemental Data schedules for additional information on Progress Energy Florida electric revenues, energy sales, energy supply and weather impacts.

Progress Ventures

     The Progress Ventures operations include: Progress Fuels, which includes natural gas production, coal mining, and synthetic fuels production; and Competitive Commercial Operations, which includes nonregulated generation and energy marketing activities. The Progress Ventures business unit had net income of $92.4 million for the quarter compared with $73.0 million for the same period last year.

     Progress Fuels generated net income of $79.7 million for the quarter compared with $52.1 million for the same period last year. The increase was primarily due to an increase in natural gas earnings resulting from increases in the price of natural gas, the addition of North Texas Gas operations in March 2003 and an increase in synthetic fuel earnings. Within Progress Fuels, synthetic fuels operations generated net income of $58.7 million for the third quarter compared with $48.7 million for the same period last year. Total synthetic fuel sales were 3.0 million tons for the third quarter in both 2003 and 2002. The company anticipates total synthetic fuel production of approximately 12 million tons for the year.

     Competitive Commercial Operations contributed net income of $12.7 million for the quarter compared with net income of $20.9 million for the same period last year. The decrease was due to the completion of the nonregulated construction program in 2003 resulting in interest expense, depreciation and other fixed charges that were either capitalized or not incurred in 2002.

     For the nine months ended September 30, 2003, the Progress Ventures business unit had net income of $183.7 million compared with net income of $165.9 million for the same period last year. Progress Fuels generated net income of $160.1 million for the nine months ended September 30, 2003, compared with $140.5 million for the same period last year. Within Progress Fuels, synthetic fuels operations generated net income of $125.9 million for the nine months ended September 30, 2003, compared with $131.8 million for the same period last year. Total synthetic fuel sales were 7.9 million tons for the nine months ended September 30, 2003, compared with 9.4 million tons for the same period last year. Competitive Commercial Operations contributed net income of $23.6 million compared with $25.5 million for the same period last year.

Other Businesses

     Other businesses include Progress Rail, Progress Telecom and other small subsidiaries. Other businesses had a net loss of $2.9 million for the quarter compared with a net loss of $225.1 million for the same period last year. For the nine months ended September 30, 2003, other businesses reported a net loss of $3.1 million compared with a net loss of $236.1 million for the same period in the prior year. Prior year results were negatively impacted by $224.8 million of after-tax impairments and one-time charges recorded in the third quarter of 2002.

     Progress Rail

     Progress Rail reported net income of $0.7 million for the quarter, compared with net income of $0.7 million for the same period in the prior year. Progress Rail earnings were positively impacted from improvements in the recycling business and reduced operating costs; these improvements were offset by higher service company cost allocations.

     For the nine months ended September 30, 2003, Progress Rail reported a net loss of $0.5 million compared with net income of $3.0 million for the same period in the prior year.

     Progress Telecom

     Progress Telecom, including Caronet's operations, recorded a net loss of $0.2 million for the quarter, compared with a net loss of $225.3 million (net loss of $0.5 million, excluding the prior year writedown) for the same period in the prior year. Progress Telecom's results were favorably impacted by lower operating costs, a reduction in depreciation expense and the prior year writedown. During the third quarter of 2002, the company recorded an after-tax writedown and one-time charge of $208.5 million of Progress Telecom's and Caronet's assets. Progress Energy also wrote off the remaining amount of its investment in Interpath and recorded an after-tax writedown of $16.3 million in the third quarter of 2002.

     For the nine months ended September 30, 2003, Progress Telecom reported net income of $1.0 million compared with a net loss of $234.5 million (net loss of $9.7 million, excluding the prior year writedown) for the same period in the prior year.

Corporate

     Corporate results, which primarily include interest expense on holding company debt, posted an operating loss of $57.6 million for the quarter, compared with an operating loss of $42.3 million for the same period in the prior year. Negatively impacting this quarter's results was a decrease in capitalized interest over the prior year related to construction of the nonregulated generating plants.

     For the nine months ended September 30, 2003, Progress Energy has issued approximately 7.0 million shares through the Investor Plus and employee benefit plans for proceeds of approximately $284.0 million.

     For the nine months ended September 30, 2003, corporate results had an operating loss of $162.4 million compared with an operating loss of $163.2 million for the same period in the prior year.

Discontinued Operations

     NCNG

     The sale of NCNG to Piedmont Natural Gas closed on September 30, 2003. Net proceeds from the sale of NCNG have been used to pay down debt. The operations of NCNG are included in discontinued operations in the accompanying financial statements. NCNG had a discontinued loss of $18.7 million for the quarter compared with a $5.1 million loss for the same period in the prior year. The loss for 2003 was negatively impacted by the finalization of the estimated loss on the sale of NCNG recorded in the fourth quarter of 2002.

     For the nine months ended September 30, 2003, NCNG had a discontinued loss of $4.9 million compared with discontinued earnings of $2.0 million for the same period last year.

ONGOING EARNINGS ADJUSTMENTS

     Progress Energy's management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to compare more accurately the company's ongoing financial performance over the periods presented. Reconciling adjustments from GAAP earnings to ongoing earnings are as follows:

Intraperiod Tax Allocation

     Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy's overall effective tax rate. The company's synthetic fuel sales are not subject to seasonal fluctuation to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the credits recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment increased earnings per share by $0.16 and $0.18 for the third quarter of 2003 and 2002, respectively. Since this adjustment varies by quarter but has no impact on Progress Energy's annual earnings, management believes this adjustment is not representative of the company's quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

     In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market decreased earnings per share $0.02 for the current quarter and increased earnings per share $0.04 for the third quarter of 2002. Since changes in the market value of the CVOs do not affect the company's underlying obligation, management does not consider the adjustment a component of ongoing earnings.

NCNG Discontinued Operations

     The operations of NCNG are reported as discontinued operations due to its sale, and therefore management does not believe this activity is representative of the ongoing operations of the company.

Impairments and One-Time Charges

     During the third quarter of 2002, the company recorded an after-tax writedown and one-time charge of Progress Telecom's and Caronet's assets. Progress Energy also wrote off the remaining amount of its investment in Interpath. Management does not believe these impairments and one-time charges are representative of the ongoing operations of the company.

Progress Energy Florida One-Time Retroactive Refund

     The one-time retroactive rate refund under the Progress Energy Florida rate settlement in March 2002 was related to funds collected during the period between March 13, 2001, when the prior rate agreement in Florida expired, and March 27, 2002, the date the parties entered into the settlement agreement. Due to the nonrecurring nature of the refund, management believes it is not representative of the 2002 operations of Progress Energy Florida.


                                     * * * *


This earnings announcement, as well as a package of detailed financial information, is available on the company's Web site at www.progress-energy.com.

Progress Energy's conference call with the investment community will be held on October 22, 2003, at 10 a.m. ET (7 a.m. PT) and will be hosted by Peter Scott, executive vice president and chief financial officer. Investors, media and the public may listen to the conference call by dialing 800-399-1340 or 706-634-5919 (international/local), confirmation code 3109238. Should you encounter problems, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET October 22 through midnight November 5, 2003. To listen to the recorded call, dial 800-642-1687 or 706-645-9291 (international/local) and enter confirmation code 3109238.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott starting at 11 a.m. ET. To participate in this session, please dial 800-399-1340, confirmation code 3366663.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $8 billion in annual revenues. The company's holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Examples of factors that you should consider with respect to any forward-looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and our businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the impact that increases in our leverage may have on us; our ability to maintain our current credit ratings; the impact of derivative contracts used in the normal course of our business; the outcome of the IRS's audit and inquiry into the availability and use of Section 29 tax credits by synthetic fuel producers and our continued ability to use Section 29 tax credits related to our coal and synthetic fuels businesses; the continued depressed state of the telecommunications industry and our ability to realize future returns from Progress Telecommunications Corp. and Caronet, Inc.; our ability to successfully integrate newly acquired assets, properties or businesses into our operations as quickly or as profitably as expected; our ability to manage the risks involved with the operation of our nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with our energy marketing and trading operations; the Company's ability to obtain an extension of the Securities and Exchange Commission's order requiring us to divest of Progress Rail Services Corp. by November 30, 2003; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely.


                                      # # #
Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Keith Poston, 919-546-6189, or toll-free 877-641-NEWS (6397)

                              PROGRESS ENERGY, INC.
              UNAUDITED CONSOLIDATED INTERIM FINANCIAL INFORMATION

 STATEMENTS  OF  INCOME

                                                                     Three Months Ended                 Nine Months Ended
                                                                        September 30                       September 30
 (In thousands except per share amounts)                           2003              2002              2003               2002
--------------------------------------------------------------------------------------------------------------------------------
 Operating Revenues
   Utility                                                   $ 1,914,004       $ 1,908,817       $ 5,150,678        $ 5,007,321
   Diversified business                                          526,762           403,562         1,418,800          1,103,707
--------------------------------------------------------------------------------------------------------------------------------
      Total Operating Revenues                                 2,440,766         2,312,379         6,569,478          6,111,028

 Operating Expenses
 Utility
   Fuel used in electric generation                              488,607           448,960         1,293,561          1,185,769
   Purchased power                                               254,627           269,108           667,194            675,066
   Other operation and maintenance                               368,769           325,495         1,067,848          1,000,827
   Depreciation and amortization                                 220,136           205,922           663,819            628,295
   Taxes other than on income                                    107,222           104,989           304,499            294,217
 Diversified Business
   Cost of sales                                                 433,817           365,481         1,219,934          1,072,818
   Depreciation and amortization                                  45,333            28,563           111,751             86,625
   Impairment                                                          -           304,986                 -            304,986
   Other                                                          42,739            58,655           128,082            114,937
--------------------------------------------------------------------------------------------------------------------------------
       Total Operating Expenses                                1,961,250         2,112,159         5,456,688          5,363,540
--------------------------------------------------------------------------------------------------------------------------------
 Operating Income                                                479,516           200,220         1,112,790            747,488
--------------------------------------------------------------------------------------------------------------------------------
 Other Income (Expense)
   Interest income                                                 2,166             3,293             8,464             11,673
   Impairment on investments                                           -           (25,011)                -            (25,011)
   Other, net                                                     (3,067)           10,806           (14,950)            14,249
--------------------------------------------------------------------------------------------------------------------------------
       Total Other Income (Expense)                                 (901)          (10,912)           (6,486)               911
--------------------------------------------------------------------------------------------------------------------------------
 Income before Interest Charges and Income Taxes                 478,615           189,308         1,106,304            748,399
--------------------------------------------------------------------------------------------------------------------------------
 Interest Charges
   Net interest charges                                          146,006           142,242           461,774            482,571
   Allowance for borrowed funds used during construction          (1,932)             (624)           (7,041)            (7,530)
--------------------------------------------------------------------------------------------------------------------------------

 Total Interest Charges, Net                                     144,074           141,618           454,733            475,041
--------------------------------------------------------------------------------------------------------------------------------
 Income before Income Taxes                                      334,541            47,690           651,571            273,358
 Income Taxes                                                     (3,112)         (109,383)          (33,258)          (129,710)
--------------------------------------------------------------------------------------------------------------------------------
 Income from Continuing Operations                               337,653           157,073           684,829            403,068
--------------------------------------------------------------------------------------------------------------------------------
 Discontinued Operations, Net of Tax                             (18,691)           (5,139)           (4,888)             2,013
--------------------------------------------------------------------------------------------------------------------------------
 Net Income                                                  $   318,962       $   151,934       $   679,941        $   405,081
--------------------------------------------------------------------------------------------------------------------------------
 Average Common Shares Outstanding                               239,025           216,079           236,183            214,700

 Basic Earnings per Common Share
 Income from Continuing Operations                                 $1.42             $0.72             $2.90              $1.88
 Discontinued Operations, Net of Tax                              ($0.08)           ($0.01)           ($0.02)             $0.01
 Net Income                                                        $1.34             $0.71             $2.88              $1.89
--------------------------------------------------------------------------------------------------------------------------------
 Diluted Earnings per Common Share
 Income from Continuing Operations                                 $1.42             $0.71             $2.89              $1.87
 Discontinued Operations, Net of Tax                              ($0.08)           ($0.01)           ($0.02)             $0.01
 Net Income                                                        $1.34             $0.70             $2.87              $1.88
--------------------------------------------------------------------------------------------------------------------------------
 Dividends Declared per Common Share                              $0.560            $0.545            $1.680             $1.635
--------------------------------------------------------------------------------------------------------------------------------
 This financial information should be read in conjunction with the
 Company's 2002 Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.


Progress Energy, Inc.
BALANCE SHEETS
Unaudited Consolidated Interim Financial Information                              September 30     December 31
(In thousands)                                                                       2003             2002
----------------------------------------------------------------------------------------------------------------
                                   ASSETS

Utility Plant
  Utility plant in service                                                        $ 21,198,711     $ 20,152,787
  Accumulated depreciation                                                         (10,162,434)     (10,480,880)
----------------------------------------------------------------------------------------------------------------
       Utility plant in service, net                                                11,036,277        9,671,907
  Held for future use                                                                   13,177           15,109
  Construction work in progress                                                        862,125          752,336
  Nuclear fuel, net of amortization                                                    219,574          216,882
----------------------------------------------------------------------------------------------------------------
       Total Utility Plant, Net                                                     12,131,153       10,656,234
----------------------------------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                                            100,146           61,358
  Accounts receivable                                                                  813,110          737,369
  Unbilled accounts receivable                                                         190,867          225,011
  Inventory                                                                            816,425          875,485
  Deferred fuel cost                                                                   327,213          183,518
  Assets of discontinued operations                                                          -          490,429
  Prepayments and other current assets                                                 328,969          260,804
----------------------------------------------------------------------------------------------------------------
       Total Current Assets                                                          2,576,730        2,833,974
----------------------------------------------------------------------------------------------------------------
Deferred Debits and Other Assets
  Regulatory assets                                                                    649,956          393,215
  Nuclear decommissioning trust funds                                                  883,837          796,844
  Diversified business property, net                                                 2,147,456        1,884,271
  Miscellaneous other property and investments                                         446,026          463,776
  Goodwill, net                                                                      3,719,327        3,719,327
  Prepaid pension assets                                                                52,575           60,169
  Other assets and deferred debits                                                     663,297          517,182
----------------------------------------------------------------------------------------------------------------
       Total Deferred Debits and Other Assets                                        8,562,474        7,834,784
----------------------------------------------------------------------------------------------------------------
       Total Assets                                                               $ 23,270,357     $ 21,324,992
----------------------------------------------------------------------------------------------------------------
                       CAPITALIZATION AND LIABILITIES

Capitalization
  Common stock (without par value, authorized 500,000,000, issued and outstanding $  5,223,644     $  4,929,104
                          244,929,214 and 237,992,513 shares, respectively)
  Unearned ESOP common stock                                                           (88,734)        (101,560)
  Accumulated other comprehensive loss                                                (221,603)        (237,762)
  Retained earnings                                                                  2,366,769        2,087,227
----------------------------------------------------------------------------------------------------------------
       Total Common Stock Equity                                                     7,280,076        6,677,009
  Preferred stock of subsidiary - not subject to mandatory redemption                   92,831           92,831
  Long-term debt, net                                                                9,760,671        9,747,293
----------------------------------------------------------------------------------------------------------------
       Total Capitalization                                                         17,133,578       16,517,133
----------------------------------------------------------------------------------------------------------------
Current Liabilities
  Current portion of long-term debt                                                    868,008          275,397
  Accounts payable                                                                     566,201          677,197
  Income taxes accrued                                                                 156,928                -
  Interest accrued                                                                     135,550          220,400
  Dividends declared                                                                   136,398          132,232
  Short-term obligations                                                                     -          694,850
  Customer deposits                                                                    167,755          158,214
  Liabilities of discontinued operations                                                     -          124,767
  Other current liabilities                                                            444,390          429,222
----------------------------------------------------------------------------------------------------------------
       Total Current Liabilities                                                     2,475,230        2,712,279
----------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                    753,423          932,813
  Accumulated deferred investment tax credits                                          194,037          206,221
  Regulatory liabilities                                                               548,321          119,766
  Asset retirement obligations                                                       1,242,165                -
  Other liabilities and deferred credits                                               923,603          836,780
----------------------------------------------------------------------------------------------------------------
       Total Deferred Credits and Other Liabilities                                  3,661,549        2,095,580
----------------------------------------------------------------------------------------------------------------
       Total Capitalization and Liabilities                                       $ 23,270,357     $ 21,324,992
----------------------------------------------------------------------------------------------------------------


Progress Energy, Inc.
STATEMENTS OF CASH FLOWS
Unaudited Consolidated Interim Information                                      Nine Months Ended
                                                                                   September 30
    (In thousands)                                                            2003             2002
--------------------------------------------------------------------------------------------------------
 Operating Activities
--------------------------------------------------------------------------------------------------------
    Net income                                                              $  679,941       $  405,081
    Adjustments to reconcile net income to net cash provided by operating activities:
       Income from discontinued operations                                       4,888           (2,013)
       Impairment of long-lived assets and investments                               -          329,997
       Depreciation and amortization                                           852,015          835,659
       Deferred income taxes                                                  (208,260)        (313,654)
       Investment tax credits                                                  (29,471)         (14,790)
       Deferred fuel credit                                                   (143,695)         (37,290)
       Net increase in accounts receivable                                     (91,003)         (99,777)
       Net (increase) decrease in inventories                                   62,951          (25,930)
       Net (increase) decrease in prepaids and other current assets             43,440          (28,377)
       Net increase in accounts payable                                         57,041           59,184
       Net increase in income taxes accrued                                    157,737          162,213
       Net decrease in other current liabilities                               (69,289)         (52,906)
       Other                                                                   118,780           74,330
--------------------------------------------------------------------------------------------------------
                 Net Cash Provided by Operating Activities                   1,435,075        1,291,727
--------------------------------------------------------------------------------------------------------
 Investing Activities
    Gross property additions                                                  (759,374)        (771,309)
    Diversified business property additions and acquisitions                  (475,992)        (455,102)
    Nuclear fuel additions                                                     (96,031)         (56,029)
    Acquisitions, net of cash                                                        -         (365,232)
    Acquisition of intangibles                                                (198,234)          (3,079)
    Proceeds from sale of subsidiaries and assets                              477,502           11,931
    Other investing activities                                                 (37,364)         (94,861)
--------------------------------------------------------------------------------------------------------
                 Net Cash Used in Investing Activities                      (1,089,493)      (1,733,681)
--------------------------------------------------------------------------------------------------------
 Financing Activities
    Issuance of common stock, net                                              283,846           31,916
    Purchase of restricted shares                                               (6,560)          (5,393)
    Issuance of long-term debt, net                                          1,243,046        1,770,622
    Net increase in short-term indebtedness                                   (695,899)         117,953
    Net decrease in cash provided by checks drawn in excess of bank balances   (53,476)         (37,471)
    Retirement of long-term debt                                              (699,157)      (1,045,380)
    Dividends paid on common stock                                            (403,383)        (358,978)
    Other                                                                       25,017          (25,733)
--------------------------------------------------------------------------------------------------------
                 Net Cash Provided by Financing Activities                    (306,566)         447,536
--------------------------------------------------------------------------------------------------------
 Cash Used in Discontinued Operations                                             (228)            (640)
--------------------------------------------------------------------------------------------------------
 Net Increase in Cash and Cash Equivalents                                      38,788            4,942
 Cash and Cash Equivalents at Beginning of the Period                           61,358           53,708
--------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents at End of the Period                             $  100,146       $   58,650
--------------------------------------------------------------------------------------------------------


Progress Energy, Inc.
SUPPLEMENTAL  DATA
Unaudited
                                              Three Months Ended                    Three Months Ended        Percentage Change From
                                              September 30, 2003                    September 30, 2002            September 30, 2002
------------------------------------------------------------------------------------------------------------------------------------
                                                             Total Progress                         Total Progress
Utility Statistics                     Carolinas   Florida      Energy       Carolinas    Florida      Energy     Carolinas  Florida
------------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
    Retail
      Residential                    $   385,464  $ 501,834  $   887,298   $   384,582   $ 469,828   $   854,410      0.2 %    6.8 %
      Commercial                         249,954    214,266      464,220       244,590     199,510       444,100      2.2      7.4
      Industrial                         178,946     56,889      235,835       182,986      52,584       235,570     (2.2)     8.2
      Other retail                        23,906     49,320       73,226        23,458      45,062        68,520      1.9      9.4
      Provision for retail
         revenue sharing                       -      4,119        4,119             -           -             -        -        -
------------------------------------------------------------------------------------------------------------------------------------
            Total Retail             $   838,270  $ 826,428  $ 1,664,698   $   835,616   $ 766,984   $ 1,602,600      0.3      7.8
  Unbilled                               (24,393)    (3,897)     (28,290)       (5,854)      8,396         2,542        -        -
  Wholesale                              174,273     51,789      226,062       193,904      57,893       251,797    (10.1)   (10.5)
  Miscellaneous revenue                   21,739     29,795       51,534        21,514      30,364        51,878      1.0     (1.9)
------------------------------------------------------------------------------------------------------------------------------------
            Total Electric           $ 1,009,889  $ 904,115  $ 1,914,004   $ 1,045,180   $ 863,637   $ 1,908,817     (3.4)%    4.7 %
------------------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                          4,424      5,739       10,163         4,485       5,503         9,988     (1.4)%    4.3 %
      Commercial                           3,687      3,334        7,021         3,675       3,206         6,881      0.3      4.0
      Industrial                           3,414      1,028        4,442         3,569         983         4,552     (4.3)     4.6
      Other retail                           420        805        1,225           425         760         1,185     (1.2)     5.9
------------------------------------------------------------------------------------------------------------------------------------
          Total Retail                    11,945     10,906       22,851        12,154      10,452        22,606     (1.7)     4.3
    Unbilled                                (465)      (112)        (577)         (218)        215            (3)       -        -
    Wholesale                              3,950      1,006        4,956         4,531       1,019         5,550    (12.8)    (1.3)
------------------------------------------------------------------------------------------------------------------------------------
            Total Electric                15,430     11,800       27,230        16,467      11,686        28,153     (6.3)%    1.0 %
------------------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                        7,676      6,539       14,215         8,215       6,314        14,529
              nuclear                      6,294      1,626        7,920         6,022       1,698         7,720
              hydro                          221          -          221            51           -            51
              combustion turbines/
                combined cycle               816      1,911        2,727         1,143       1,978         3,121
  Purchased                                1,318      2,529        3,847         1,700       2,442         4,142
------------------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply           16,325     12,605       28,930        17,131      12,432        29,563
               (Company Share)
------------------------------------------------------------------------------------------------------------------------------------

Impact of Weather to
  Normal on Retail Sales
    Heating Degree Days - Actual              18          0                          1           0                      -  %     - %
                        - Normal              17          0                         19           0

    Cooling Degree Days - Actual             986      2,077                      1,170       2,191                  (15.7) %  (5.2)%
                        - Normal           1,082      2,299                      1,071       2,299

Impact of retail weather to normal on EPS ($0.04)    ($0.03)      ($0.07)        $0.03      ($0.02)        $0.01
------------------------------------------------------------------------------------------------------------------------------------

                                            Nine Months Ended                      Nine Months Ended          Percentage Change From
                                           September 30, 2003                     September 30, 2002              September 30, 2002
------------------------------------------------------------------------------------------------------------------------------------
                                                            Total Progress                         Total Progress
Utility Statistics                     Carolinas   Florida      Energy       Carolinas    Florida      Energy      Carolinas Florida
------------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in thousands)
    Retail
      Residential                    $   990,119 $1,300,312  $ 2,290,431   $   952,288  $1,244,654   $ 2,196,942      4.0  %   4.5 %
      Commercial                         649,666    556,733    1,206,399       630,732     549,709     1,180,441      3.0      1.3
      Industrial                         481,502    160,405      641,907       488,926     157,719       646,645     (1.5)     1.7
      Other retail                        60,341    133,125      193,466        58,929     128,497       187,426      2.4      3.6
      Provision for retail
        revenue refund                         -    (18,597)     (18,597)            -     (35,000)      (35,000)       -        -
      Provision for retail
        revenue sharing                        -     (5,358)      (5,358)            -           -             -        -        -
------------------------------------------------------------------------------------------------------------------------------------
            Total Retail             $ 2,181,628 $2,126,620  $ 4,308,248   $ 2,130,875  $2,045,579   $ 4,176,454      2.4      4.0
  Unbilled                               (31,875)     2,685      (29,190)        8,533      20,236        28,769        -        -
  Wholesale                              537,871    172,866      710,737       493,195     166,121       659,316      9.1      4.1
  Miscellaneous revenue                   63,975     96,908      160,883        58,717      84,065       142,782      9.0     15.3
------------------------------------------------------------------------------------------------------------------------------------
            Total Electric           $ 2,751,599 $2,399,079  $ 5,150,678   $ 2,691,320  $2,316,001   $ 5,007,321      2.2  %   3.6 %
------------------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                         12,063     14,996       27,059        11,732      14,078        25,810      2.8  %   6.5 %
      Commercial                           9,616      8,727       18,343         9,493       8,519        18,012      1.3      2.4
      Industrial                           9,616      2,951       12,567         9,917       2,859        12,776     (3.0)     3.2
      Other retail                         1,081      2,204        3,285         1,088       2,095         3,183     (0.6)     5.2
------------------------------------------------------------------------------------------------------------------------------------
          Total Retail                    32,376     28,878       61,254        32,230      27,551        59,781      0.5      4.8
    Unbilled                                (549)       441         (108)           26         689           715        -        -
    Wholesale                             11,870      3,172       15,042        11,356       2,976        14,332      4.5      6.6
------------------------------------------------------------------------------------------------------------------------------------
            Total Electric                43,697     32,491       76,188        43,612      31,216        74,828      0.2  %   4.1 %
------------------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                       22,094     17,307       39,401        21,456      16,172        37,628
              nuclear                     18,003      5,011       23,014        17,599       5,041        22,640
              hydro                          778          -          778           297           -           297
              combustion turbines/
                combined cycle             1,273      4,907        6,180         1,817       5,051         6,868
  Purchased                                3,608      7,149       10,757         4,127       6,864        10,991
------------------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply           45,756     34,374       80,130        45,296      33,128        78,424
               (Company Share)
------------------------------------------------------------------------------------------------------------------------------------

Impact of Weather to
  Normal on Retail Sales
    Heating Degree Days - Actual           2,046        482                      1,754         370                   16.6  %  30.3 %
                        - Normal           1,910        385                      1,912         385

    Cooling Degree Days - Actual           1,402      3,335                      1,835       3,368                  (23.6) %  (1.0)%
                        - Normal           1,637      3,471                      1,596       3,471

Impact of retail weather to normal on EPS ($0.05)     $0.00       ($0.05)        $0.05      ($0.01)        $0.04
------------------------------------------------------------------------------------------------------------------------------------

Progress Energy, Inc.
SUPPLEMENTAL DATA (Continued)
Unaudited

------------------------------------------------------------------------------------------------------------------------------------
Detail of Income Taxes (in thousands)                        Three Months Ended                Nine Months Ended
                                                                September 30                     September 30
                                                            2003             2002             2003             2002
------------------------------------------------------------------------------------------------------------------------------------
    Income tax expense (credit) - current               $ 107,954      $  164,712        $ 204,372       $  198,735
                                  deferred                (89,718)       (269,436)        (208,159)        (313,670)
                                  investment tax credit   (21,348)         (4,659)         (29,471)         (14,775)
------------------------------------------------------------------------------------------------------------------------------------
               Total Income Tax Expense                 $  (3,112)     $ (109,383)       $ (33,258)      $ (129,710)
------------------------------------------------------------------------------------------------------------------------------------

Financial Statistics                                                    September 30
                                                                    2003             2002
------------------------------------------------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges (12 months ended)                 1.6              1.1
Return on average common stock equity (12 months ended)             11.7 %            8.8 %
Book value per common share                                        $30.34           $28.78
Capitalization
    Common stock equity                                             40.5 %           35.6 %
    Preferred stock of subsidiary- redemption not required           0.5              0.5
    Total debt                                                      59.0             63.9
------------------------------------------------------------------------------------------------------------------------------------
            Total Capitalization                                   100.0 %          100.0 %
------------------------------------------------------------------------------------------------------------------------------------

                        ONGOING EARNINGS BY BUSINESS LINE

The following table provides an update to Progress Energy's 2003 projected ongoing earnings through the third quarter of 2003. The 2003 forecast was originally presented at Progress Energy's analyst meeting in February and was updated in April as part of Progress Energy's first quarter 2003 earnings release. The April update reflected the impact of the company's change in allocation methodology for assigning service company costs to Progress Energy subsidiaries. These reallocation entries have no impact on consolidated earnings. In its third quarter 2003 earnings release, Progress Energy lowered its ongoing earnings guidance to $3.50 to $3.60 per share, or approximately $830-$855 million of ongoing earnings.

---------------------------------------------------------------------------------------------------------------------------------
                                                                 Service                 YTD 9/30/03                    YTD
($ in millions)                                  February 2003   Company     April 2003  Per Earnings  Tax Benefit    9/30/03
                                                   Forecast*   Reallocation   Forecast*    Release    Reallocation   Ongoing*
---------------------------------------------------------------------------------------------------------------------------------
Utilities
       Retail                                       $ 710          $ 22        $ 732         $ 554       ($27)         $ 527
       Regulated Wholesale Marketing                   65                         65            75                        75
Progress Ventures
       Synfuels                                       185                        185           126                       126
       Progress Fuels                                  50            (8)          42            34         (1)            33
       Competitive Commercial Operations               10            (5)           5            24                        24
Other Diversified                                       5            (4)           1            (3)         1             (2)
Corporate Costs                                      (150)           (6)        (156)         (162)        27           (135)
---------------------------------------------------------------------------------------------------------------------------------
Ongoing Earnings**                                  $ 875          $  0        $ 875         $ 648         $0          $ 648
       Intra-period tax allocation                                                              41                        41
       CVO mark-to-market                                                                       (4)                       (4)
       NCNG Discontinued Operations                                                             (5)                       (5)
                                                                                          ---------                  ------------
Reported GAAP Earnings                                                                       $ 680                     $ 680
---------------------------------------------------------------------------------------------------------------------------------

*Excludes tax benefit reallocation from holding company.
**Totals may not foot due to rounding

                              Progress Energy, Inc.
                               Earnings Variances
                           Third Quarter 2003 vs 2002

                               Regulated Utilities

                                                                                     Corporate
                                                                        Progress     and Other
($ per share)                            Carolinas        Florida       Ventures     Businesses     Consolidated
                                     ----------------------------------------------------------------------------
2002 GAAP earnings                          0.83            0.57            0.34        (1.03)          0.71
Intra-period tax allocation                                                             (0.18)  A      (0.18)
CVOs                                                                                    (0.04)  B      (0.04)
NCNG discontinued operations                                                             0.01   C       0.01
PTC impairment                                                                           1.04           1.04
                                     ----------------------------------------------------------------------------
2002 ongoing earnings                       0.83            0.57            0.34        (0.20)          1.54
                                     ----------------------------------------------------------------------------

Weather - retail                           (0.07)          (0.01)                                      (0.08)
Other retail - growth and usage             0.01            0.01                                        0.02
Wholesale                                  (0.02)          (0.01)                                      (0.03)
2003 retail revenue sharing                                 0.01                                D       0.01
Other margin                                0.01                                                        0.01

O&M                                        (0.03)          (0.05)                               E      (0.08)
Hurricane costs                            (0.03)                                               F      (0.03)

Depreciation                               (0.01)          (0.01)                               G      (0.02)

Other income and expense                                    0.01            0.01        (0.05)         (0.03)

Interest charges                            0.01            0.05           (0.03)       (0.03)  H       0.00

Net diversified business                                                    0.11                I       0.11

Tax benefit reallocation                    0.04           (0.04)                               J       0.00

Share dilution                             (0.07)          (0.05)          (0.04)        0.02   K      (0.14)
                                     ----------------------------------------------------------------------------
2003 ongoing earnings                       0.67            0.48            0.39        (0.26)          1.28
                                     ----------------------------------------------------------------------------
Intra-period tax allocation                                                              0.16   A       0.16
CVOs                                                                                    (0.02)  B      (0.02)
NCNG discontinued operations                                                            (0.08)  C      (0.08)
                                     ----------------------------------------------------------------------------
2003 GAAP earnings                          0.67            0.48            0.39        (0.20)          1.34
                                     ----------------------------------------------------------------------------

Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.

A  - Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B  - Impact of change in market value of outstanding CVOs.
C  - Sale of NCNG to Piedmont Natural Gas which was finalized on September 30,
     2003.
D  - Florida - 2003 YTD revenue sharing accrual adjustment.
E  - Carolinas - Primarily increased benefits expense.  Florida - primarily increased pension expense.
F  - Carolinas - Hurricane Isabel O&M costs of $13.5 million pre-tax.
G  - Higher depreciation due to more assets placed in service.
H - Carolinas - Lower debt and average interest rate. Florida - reversal of interest expense accrued for resolved tax matters. Progress Ventures and Other - interest capitalized in 2002 related to nonregulated generation plants.
I  - Progress Ventures - Favorable gas operations (Westchester and North Texas
     Gas) and synthetic fuels.
J  - Allocation of tax favorability from Holding Company to profitable subsidiaries.
K - Primarily due to the impact of the issuance in November 2002 (14.7M shares) and issuances under Investor Plus and Employee Benefit programs.

                              Progress Energy, Inc.
                               Earnings Variances
                       Year-to-Date September 2003 vs 2002

                               Regulated Utilities

                                                                                     Corporate
                                                                        Progress     and Other
($ per share)                            Carolinas        Florida       Ventures     Businesses     Consolidated
                                     ----------------------------------------------------------------------------
2002 GAAP earnings                          1.85            1.20            0.77        (1.93)          1.89
Intra-period tax allocation                                                              0.19   A       0.19
CVOs                                                                                    (0.10)  B      (0.10)
NCNG discontinued operations                                                            (0.01)  C      (0.01)
Retroactive rate refund                                     0.10                                D       0.10
PTC impairment                                                                           1.04           1.04
                                     ----------------------------------------------------------------------------
2002 ongoing earnings                       1.85            1.30            0.77        (0.81)          3.11
                                     ----------------------------------------------------------------------------

Weather - retail                           (0.11)           0.02                                       (0.09)
Other retail - growth and usage             0.07            0.08                                        0.15
Wholesale                                   0.07           (0.04)                               E       0.03
Rate reduction impact                                      (0.13)                               F      (0.13)
2002 retail revenue sharing resolution                     (0.05)                               G      (0.05)
2003 retail revenue sharing                                (0.02)                               H      (0.02)
Other margin                                0.05            0.03                                I       0.08

O&M - other                                (0.08)          (0.07)                               J      (0.15)
O&M - storm costs                          (0.06)                                               K      (0.06)
Service Company allocations - prior years   0.04                           (0.02)       (0.02)  L       0.00

Depreciation                               (0.03)          (0.03)                               M      (0.06)

Other income and expense                   (0.03)           0.01            0.01         0.01   N       0.00

Interest charges                            0.05            0.06           (0.03)       (0.03)  O       0.05

Net diversified business                                                    0.12         0.04   P       0.16

Tax benefit reallocation                   (0.04)          (0.02)           0.01         0.05   Q       0.00

Share dilution                             (0.16)          (0.10)          (0.08)        0.06   R      (0.28)
                                     ----------------------------------------------------------------------------
2003 ongoing earnings                       1.62            1.04            0.78        (0.70)          2.74
                                     ----------------------------------------------------------------------------
Intra-period tax allocation                                                              0.18   A       0.18
CVOs                                                                                    (0.02)  B      (0.02)
NCNG discontinued operations                                                            (0.02)  C      (0.02)
                                     ----------------------------------------------------------------------------
2003 GAAP earnings                          1.62            1.04            0.78        (0.56)          2.88
                                     ----------------------------------------------------------------------------


Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.

A  - Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B  - Impact of change in market value of outstanding CVOs.
C  - Sale of NCNG to Piedmont Natural Gas which was finalized on September 30,
     2003.
D  - Impact of $35M ($21M after tax) retroactive rate refund related to
     Florida's rate case settlement in 2002.
E  - Carolinas - Favorable weather in Northeastern United States during the first quarter. Florida - expiration of wholesale contracts in prior year. F - Florida - Impact of 9.25% rate reduction effective May 2002.
G  - Florida - Resolution of 2002 revenue sharing calculation dispute ($18.4M pre-tax).
H  - Florida - 2003 YTD revenue sharing accrual.
I  - Carolinas - Primarily favorable non-recoverable fuel.  Florida - Primarily increased transmission and wheeling fees.
J - Carolinas - Primarily costs associated with an additional planned nuclear outage in 2003 and increased benefits. Florida - primarily increased pension expense.
K  - Carolinas - Ice storm O&M costs of $10.4M in February 2003 and Hurricane
     Isabel O&M costs of $13.5M in September 2003 (pre-tax).
L  - Retroactive reallocation of Service Company costs in accordance with an SEC
     PUHCA audit.
M  - Higher depreciation due to more assets placed in service.
N  - Carolinas - Recognition of limited partnership investment losses recorded upon finalization of the partnership tax returns ($9.4M pre-tax).
O - Carolinas - Lower debt and average interest rate. Florida - reversal of interest expense accrued for resolved tax matters. Progress Ventures and Other - interest capitalized in 2002 related to nonregulated generation plants.
P  - Progress Ventures - Favorable gas operations (Westchester and North Texas
     Gas), partially offset by lower synthetic fuel production (internal change in production schedule) and higher fixed costs. Other Businesses - Favorable depreciation at Telecom.
Q  - Allocation of tax favorability from Holding Company to profitable subsidiaries.
R  - Primarily due to the impact of the purchase of Westchester Gas in April
     2002 (2.5M shares), issuance in November 2002 (14.7M shares) and issuances under Investor Plus and Employee Benefit programs.